Exhibit  5

March 3, 2009

Board of Directors

J.B. Hunt Transport Services, Inc.

615 J.B. Hunt Corporate Drive

Lowell, Arkansas  72745

Re:                   Post-Effective Amendment No. 1 to Registration Statement on Form S-8 — J.B. Hunt Transport Services, Inc. Amended and Restated Management Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to J. B. Hunt Transport Services, Inc., an Arkansas corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to the offering for resale by certain selling stockholders, each of whom is an “affiliate,” as that term is defined in Rule 405 under the Securities Act, of the Company, of up to 3,977,083 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, previously issued or to be issued to the selling stockholders pursuant to the J.B. Hunt Transport Services, Inc. Amended and Restated Management Incentive Plan (the “Plan”).

In so acting we have examined originals, or copies certified or otherwise identified to our satisfaction, of (a) the Registration Statement, (b) the Amended and Restated Articles of Incorporation of the Company, (c) the Restated Bylaws of the Company, (d) the Plan and (e) such other documents, records, certificates and other instruments as in our judgment are necessary or appropriate for purposes of this opinion.  We have assumed that (i) the Shares have been or will be issued against receipt of consideration consisting of money paid, labor done or property actually received, as approved by the Board of Directors of the Company or a committee thereof, (ii) such consideration was or will be no less than the par value of the Shares issued, and (iii) the Shares were or will be issued in compliance with applicable federal and state securities laws and in accordance with the Plan.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Arkansas Business Corporation Act of 1987, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, are or, when issued, will be duly authorized, validly issued, fully paid and non-assessable.

Our opinion represents the reasoned judgment of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., as to certain matters of law based upon facts presented to us or assumed by us and should not be considered or construed as a guaranty.  Our opinion is subject to future changes in law or fact, and we disclaim any obligation to advise you of or update this opinion for any changes of applicable law or facts that may affect matters or opinions set forth herein.

This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and speaks as of the date hereof.  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.  In giving this opinion and consent, we do not admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/S/ MITCHELL, WILLIAMS, SELIG,
GATES & WOODYARD, P.L.L.C.

MITCHELL, WILLIAMS, SELIG,
GATES & WOODYARD, P.L.L.C.